UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Agenus Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AMENDMENT NO. 1 TO PROXY STATEMENT

FOR THE SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 3, 2024

This Amendment No.1 to the Proxy Statement (this “Amendment”) amends the definitive proxy statement filed by Agenus Inc. (the “Company”) with the U.S. Securities and Exchange Commission (“SEC”) on February 26, 2024 (the “Proxy Statement”) and made available to the Company’s stockholders in connection with the solicitation of proxies by the Company’s Board of Directors (the “Board”) for use at the Special Meeting of Stockholders, scheduled to be held on April 3, 2024 at 10:00 A.M. (Eastern Time) (the “Special Meeting”). This Amendment is being filed with the SEC on February 29, 2024.

This Amendment clarifies the disclosure in the Proxy Statement on the vote requirements for Proposal 1, “To approve an amendment to our Amended and Restated Certificate of Incorporation, as amended, to effect a reverse stock split of our issued and outstanding common at a ratio of 1-for-20” (“Proposal 1”). The vote required to approve Proposal 1 is the approval of a majority of votes cast at the Special Meeting. Abstentions and broker non-votes, if any, will not be counted as votes cast on Proposal 1 and will have no effect on the outcome of the vote on the matter.

Except as specifically amended herein, all information in the Proxy Statement remains unchanged. No other changes have been made to the Proxy Statement. If you have already returned your proxy card or provided voting instructions, you do not need to take any action unless you wish to change your vote. This Amendment should be read in conjunction with the Proxy Statement.

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The vote required to approve Proposal 1 as described in the second paragraph on page 2 of the Proxy Statement under the heading “Vote Required; Quorum; Broker Non-votes” is hereby amended and restated in its entirety as follows:

Assuming that a quorum is present, with respect to the Proposal to Effect a Reverse Stock Split, approval will require the affirmative vote of the majority of the votes cast at the Special Meeting. Abstentions and broker non-votes, if any, will not be counted as votes cast on the matter and will have no effect on the outcome of the vote. Banks, brokers and other nominees generally have discretionary authority to vote on the sole proposal; thus, we do not expect any broker non-votes.

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The responses to the questions “How are votes counted” and “How many votes are needed to approve each proposal” on page 6 of the Proxy Statement are hereby amended and restated in their entirety as follows:

How are votes counted?

Votes will be counted by the inspector of elections appointed for the meeting, who will separately count “For” and “Against” votes, abstentions and broker non-votes. Abstentions and broker non-votes will not be counted as votes cast on the Proposal to Effect a Reverse Stock Split and will have no effect on the outcome of the vote. We expect the Proposal to Effect a Reverse Stock Split to be considered a “routine” matter, so banks, brokers and other nominees will have discretionary authority to vote on this proposal; thus, we do not expect any broker non-votes on this proposal.

How many votes are needed to approve each proposal?

The affirmative vote of the majority of votes cast at the Special Meeting is required for approval.

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The vote required to approve Proposal 1 as described on page 13 of the Proxy Statement under the heading “Vote Required” is hereby amended and restated in its entirety as follows:

Approval of an amendment to our Certificate of Incorporation to effect a reverse stock split requires the affirmative vote of the majority of the votes cast. Abstentions and broker non-votes will not be counted as votes cast on the matter and will have no effect on the outcome of the vote.